Exhibit 99.1

IRVING, Texas, 3/2/2005 – Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group Calls For Redemption of 12% Senior Subordinated Notes Due 2008

Irving, TX – March 2, 2005—Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) announced today that it has called for redemption of all $160 million in aggregate principal amount of Nexstar Broadcasting, Inc’s outstanding 12% Senior Subordinated Notes due April 1, 2008. Nexstar Broadcasting is a subsidiary of Nexstar Broadcasting Group. The redemption price is $1,060.00 per $1,000 principal amount, plus accrued and unpaid interest to the scheduled redemption date, which is April 1, 2005. The Company intends to fund the redemption of the Notes from committed financing sources.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group owns, operates, programs or provides sales and other services to 46 television stations in 27 markets in the states of Illinois, Indiana, Maryland, Missouri, Montana, Texas, Pennsylvania, Louisiana, Arkansas, Alabama and New York. The Company’s television station group includes affiliates of NBC, CBS, ABC, Fox and UPN, and reaches approximately 7.4% of all U.S. television households.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:

G. Robert Thompson

Chief Financial Officer

Nexstar Broadcasting Group, Inc.

(972) 373-8800

Stewart Lewack, Joseph Jaffoni

Jaffoni & Collins Incorporated

(212) 835-8500 or nxst@jcir.com